EXHIBIT 21
OLD NATIONAL BANCORP
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2002

Name of Subsidiary	Jurisdiction of Incorporation	Business Name of Subsidiary

Old National Bank	United States of America	Old National Bank

Old National Realty Company, Inc.	Indiana	Old National Realty Company, Inc.

ONB Insurance Group, Inc.	Indiana	ONB Insurance

ONB Capital Trust I (TRUPS)	Delaware (certificate of trust)	ONB Capital Trust I (TRUPS)

ONB Capital Trust II (TRUPS)		ONB Capital Trust II (TRUPS)

ONB Finance Inc.	Indiana	ONB Finance

American National Trust	United States of America	Old National Trust Company
& Investment Management Corp

Merger Corp I	Indiana	Merger Corp I

Fund Evaluation Group, LLC	Delaware	Fund Evaluation Group

Institutional Brokerage Services Company, LLC	Delaware	Institutional Brokerage Services Company

Terrill Group, Inc.	Delaware	Terrill Group, Inc.